Exhibit 99.2

Second Quarter 2019 Financial Results and Business Update Conference Call Script

FINAL

John McDonough – CEO Commentary

John Sprague – CFO Commentary

Sandy Estrada – VP Medical Affairs Commentary

Tom Lowery – CSO Commentary

Matt Clawson (W2O) – Moderator

July 30, 2019 – 4:30 pm ET

Operator:

Good afternoon, ladies and gentlemen. Thank you for standing by, and welcome to the T2 Biosystems second quarter 2019 financial results conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time. It is now my pleasure to turn the call over to Matt Clawson, of the W2O Group.

Please go ahead, sir.

Matt Clawson

Thank you, operator, and good afternoon everyone. Thanks for joining us for the T2 Biosystems second quarter 2019 financial results conference call. On the call to discuss the results and operational highlights for the quarter ended June 30, 2019, are President and CEO, John McDonough, and Chief Financial Officer, John Sprague. We are also joined by Tom Lowery, Chief Scientific Officer and Sandy Estrada, Vice President, Medical Affairs. The executive team will open the call with some prepared remarks, followed by a question-and-answer period.

I would like to remind everyone that comments made by management today and answers to questions will include forward-looking statements. Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products. Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the risks and uncertainties described in T2 Biosystems’ Annual Report on Form 10-K filed with the SEC on March 14, 2019 and other filings the Company makes with the SEC from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law.

With that, I’d like to turn the call over to President and CEO, John McDonough. John?

John McDonough:

Thank you, Matt. Good afternoon, everyone, and thank you for joining us as we discuss the progress, results and outlook following the second quarter of 2019.

There continues to be strong interest and building momentum for T2Bacteria and T2Candida in the market, and we are pleased that new T2Bacteria customers that began testing patients during the first half of the year are tracking at or above our expectations in terms of test utilization. To build on this, today we announced several updates that put T2 in a strong position to execute on our growth strategy and drive adoption of T2Bacteria.

First, we are pleased to report that we have entered into two financing agreements that provide us with the possibility to access to up to $60 million of capital at market levels. These agreements provide us with flexibility to access capital and timing of selling shares are at the option of the company, subject to certain limitations on volume. With certain limitations, these vehicles allow capital to be raised solely at the option of the Company and we plan to be opportunistic in accessing the capital markets, including through these agreements, We will remain open to other potential sources of additional capital, both from a traditional financing perspective and through business development opportunities.

Second, we have initiated a plan to potentially reduce our cash burn by up to 30% expected to get quarterly cash burn to less than $8 million per quarter by the fourth quarter of this year, without reducing the scope or efforts behind our commercial strategy and program.

In terms of the second quarter, we continued to secure new contracts and worked with new T2Bacteria customers through the validation and evaluation processes. Combined with steady growth from our T2Candida business, we achieved second quarter product revenue of $1.3 million and delivered 12 new contracts. Most importantly, revenue from T2Bacteria grew over 80% from Q1 as new customers went live in testing patients and testing from live accounts grew.

In June, we saw that the pace of new contract growth in the United States was slightly less than we expected. In addition, the time it takes customers in the United States and International markets to complete the validation and evaluation period was also proving to be longer than expected – tracking to an average of 6 to 9 months instead of 3 to 6 months. Together, these factors – slower new contract adds and slower ramp up periods – are impacting our revenue outlook for the second half of the year.

In addition, due to a delay in the closing of an anticipated contract, we now anticipate that a portion of the research revenue expected this year will shift from 2019 into 2020. The good news is that our confidence in this agreement being signed is unchanged, only the timing has changed – having been pushed back 3-4 months. If we deliver on our contracted activities, we will still receive the full agreed upon revenue, but it will roll over to next year. In addition, we continue to work on other partnership opportunities that could further grow research revenue and expand the applications of our technology to potentially open new market opportunities.

More importantly, we continue to see excitement and interest in our products and have a dynamic sales funnel that gives us confidence that the long-term opportunity for T2Bacteria remains strong and is growing. This is also evidenced by the experience and patient impact being realized by those hospitals who are live and using T2Bacteria to test patients at risk of sepsis. In light of these market dynamics, we continue to evolve our sales strategy based on an analysis of the first half of 2019 to further focus on the key drivers of more rapid contract wins and progress to customer utilization.

I will now provide some detail on the feedback and activity we saw in the field that is driving the measured pace of new contracts and systems coming online, and our go-forward strategy. In situations where our sales interaction is primarily with the hospital lab, we are seeing a slower sales and validation process, while in situations where this interaction is inclusive of the infectious disease and pharmacy specialists on the stewardship committees, we are seeing a faster process. Accordingly, we are placing a greater focus on reaching the infectious disease and pharmacy specialist members of the stewardship committee earlier in the process and honing our team’s capabilities and skills to sell into this group, which is different than selling directly into the hospital lab.

In April, we brought on a new Vice President of U.S. sales, Scott Isacksen, who is helping to drive this process. Scott has over 25 years of experience in healthcare sales, including significant experience building teams selling into the hospital and working in the antibiotics space. Importantly, he has sold to the same members of stewardship committees that we are focused on, as well as to hospital labs, although to a lesser extent. We believe his background and experience will be helpful as we evolve our sales strategy and place more focus on pharmacy and infectious disease specialists, who appreciate the impact our products can have and can educate the lab and serve as an advocate for T2 in the sales process, as necessary. In addition to Scott we also added a National Accounts program focused on the large integrated delivery networks and group purchasing organizations.

Our refined strategy is also focused on accelerating utilization in existing accounts and helping customers move through the validation and evaluation process as fast as possible. The timeline for this process is extending beyond the 3-6 month period we had previously seen and expected, as more accounts are adding on a “mini-evaluation” phase after they have completed the process in order to fine tune their algorithm for which patients they will initially test with our products. Shortening the start up period is an important opportunity because once new accounts go live, we have been encouraged by the commercial ramp. This gives us confidence that we can see similar results with other customers and therefore we are placing a major focus on supporting them through the process, driven by our clinical specialists. As we have more customers up and running, this will help drive new contracts and utilization with other new customers as we can share utilization data and experiences.

Outside of the United States, our international business is performing well, though we are seeing some similar trends in terms of extended timeframes from implementation to live testing of patients. Interest is very high and our distribution partners are excited by the market opportunities in their respective territories. During the first half 2019, we entered distribution agreements covering five new international markets – Estonia, Greece, Ireland, Saudi Arabia and South Africa. We are now in 32 countries and have plans to continue expanding this year.

Taken altogether, we believe our strategy in the United States and expanded international market opportunity will allow us to deliver at least 10-15 new contracts in each of the third and fourth quarters of 2019 while also moving a greater portion of new U.S. T2Bacteria customers into full commercial mode. For context, if we are able to ramp up our existing global installed base alone to full utilization, we believe we could generate $30 to $35 million in product revenue annually on a recurring basis. So as the installed base grows, this annual opportunity grows with it.

As I said earlier, we are excited about the clinical benefits being realized by patients and hospitals based on T2Bacteria. I will now turn the call over to Sandy Estrada, our VP of Medical Affairs, for an update on T2Bacteria from a clinical perspective.

Sandy Estrada:

Thank you, John, and good afternoon. Through the first half of the year, we have been encouraged to see the first several U.S.-based T2Bacteria customers begin testing patients and beginning to scale that effort. I am excited to report that we have received a number of specific reports of T2 having a significant impact on patient care.

The first case I want to highlight comes from a hospital customer in the emergency department. A nursing home patient came to the ER with suspected pneumonia and was started on vancomycin, ceftazidime and clindamycin. T2Bacteria and blood cultures were ordered. T2Bacteria resulted positive for K. pneumoniae and negative for all other targets. Based on the institutions antibiotic protocol, therapy was changed to meropenem to effectively cover the K. pneumoniae. In addition, vancomycin and clindamycin were discontinued due to S. aureus being negative. The patient rapidly improved, the patient’s white blood cell count declined to normal and the patient was able to transfer back to the nursing home to complete seven days of meropenem therapy. In this case, the initial blood culture remained negative; without T2Bacteria the patient would have likely remained on three ineffective antibiotics and not received effective antibiotic therapy because they were blood culture negative, impacting patient care, costs and antimicrobial resistance.

The second case also comes from a hospital in the emergency department. An end-stage renal disease patient presented to the ER after becoming unresponsive during dialysis treatment. Sepsis was suspected and the patient was started on vancomycin and piperacillin-tazobactam. Both a T2Bacteria test and blood culture were obtained. The T2Bacteria test was positive for S. aureus and negative for all other targets, and as a result, pipercillin-tazobactam was discontinued. Importantly, the utilization of T2Bacteria in this scenario allowed for the almost immediate de-escalation (after one dose) of unnecessary and potentially therapy could have been toxic to the kidneys.

The third case comes from a hospital with an admitted patient. An 81-year-old female was admitted with fever, weakness and confusion. She had a history of urinary tract infections, and the hospital took blood and urine cultures and provided IV antibiotics. The initial blood and urine cultures grew E. coli and the patient clinically improved on ceftriaxone and was eligible for discharge, however the treating physician wanted to wait to confirm that a follow-up blood culture was negative for 48 hours. Interestingly enough, one of the patient’s family members was aware of T2Bacteria and requested the test be ordered to confirm that the E. coli was no longer present in the blood so the patient could be safely discharged. The hospital did not have T2Bacteria, however another hospital in their system was able to be run T2Bacteria for them. The T2Bacteria test resulted negative for E.coli and the patient was able to be discharged a day earlier, preventing additional cost as well as risk to the patient such as hospital associated infections, confusion and falls. We are now entering discussion with this hospital to obtain their own T2Dx instrument.

These are just three cases out of many that demonstrate the clinical value of T2Bacteria, the limitations of blood culture-based testing methods, and the importance of rapid pathogen identification and treatment. We are seeing the benefit of T2Bacteria across four categories of clinical uses: (1) T2 positive results that yield a faster time to effective therapy, (2) T2 negative results that lead to earlier antibiotic de-escalation, (3) T2 positive results that help avoid premature discharge and readmission in the emergency department, and (4) T2 negative results that help support earlier patient discharge. We are posting clinical cases every week and more can be found on our website.

I will now turn the call over to Tom Lowery, our Chief Scientific Officer, for a pipeline and technology update. Tom?

Tom Lowery:

Thanks Sandy. Those are certainly exciting patient case studies. Since our last call in early May, T2 has participated in several medical meetings that provided us the opportunity to showcase T2Bacteria, T2Candida, T2Resistance and potential future applications of our technology. We plan to continue this activity at conferences this fall such as IDWeek 2019 in October, including in-booth presentations highlighting clinical cases and a poster presentation on T2Resistance.

At these meetings, we highlighted new T2Bacteria customer patient cases and experiences, which is an important part of our strategy to drive new interest and adoption. If you have not, I encourage you to view the presentation videos available on our website. In addition to presenting customer data on T2Bacteria and T2Candida, we also highlighted our new product pipeline and data supporting potential future uses of our technology. I will recap a few of the highlights now.

In the near-term, there is growing excitement and anticipation for the T2Resistance research-use-only panel, which we plan to make available by the end of the third quarter. The data from our presentations demonstrated that the T2Resistance Panel provides at least a two-day time advantage compared to conventional methods that are all based on blood culture and take up to 95 hours for a result. The feedback on this data and capability has been positive and we believe there is increasing demand for this panel. In addition to the research-use-only version, we remain on track for a CE Mark version by the end of this year which will allow for a commercial launch and for full scale testing of patients for clinical use outside of the US. We are excited about the enthusiasm we are seeing in Europe and other regions of the world for T2Resistance.

We have reached an exciting juncture in our T2Lyme development program. Our clinical data clearly demonstrates that the sensitivity of T2Lyme far exceeds that of currently on-market direct-from-blood PCR tests offered by CLIA laboratories, which are not available onsite at hospitals. We have completed two head-to-head clinical studies showing T2Lyme detects many more positives than these conventional PCR methods. Our initial clinical data shows that the overall percent agreement of T2Lyme with confirmed infection by culture from tissue biopsy exceeds that of seroconversion, the CDC recommended 2-tier test and blood PCR methods. Additionally, our specificity is 100%.

Based on review of our panel and early clinical data, FDA asked us to expand the scope of our intended use and pivotal study to include patients without an EM rash for both early and late stage Lyme disease. We now have frozen banked blood samples from over 300 patients. These patients include those with confirmed, probable, symptomatic Lyme disease with and without an EM rash. We are working with FDA on our proposed intended use and on their preferred approach for analyzing data from our clinical samples. As a result, our T2Lyme clinical study timeline will be extended, and if approved it will have a much broader label when we go to market.

An increasingly important application of our technology is the T2Candida auris RUO panel, which can help address the recently emerging superbug, Candida auris. This is highly relevant as hospitals prioritize the containment and elimination of this superbug. We recently had a customer in Europe begin using this panel for monitoring and controlling outbreaks in their hospitals. We believe is indicative of growing awareness and interest in this panel.

Outside of the traditional healthcare sector, we presented new data that shows that T2MR Technology can detect biothreat pathogens, enabling future panels that detect biothreat pathogens with no pre-culture required in whole blood, environmental samples, other biofluids, and swab samples with unprecedented sensitivity, like our other tests.

Lastly, we presented new data showing that the T2MR Technology has the potential to detect more than 250 pathogen species, providing coverage for greater-than-or-equal-to 99% of bloodstream infections. Our technology has also demonstrated the ability to potentially detect resistance markers for all blood-borne antibiotic resistance threats identified by the CDC. These diagnostic capabilities could allow us to develop a panel that provides comprehensive coverage of bloodstream infections – a next-generation product that has the potential to replace the use of blood culture, especially as an up-front screen for infections.

I will now turn the call over to our CFO John Sprague for an update on our financial results.

John Sprague:

Thank you, Tom. I will begin today with an overview of our new financing agreements, and then provide a review of the second quarter results and our updated guidance.

Today we announced that we have established an ATM facility and an equity credit line, which combined may enable us to possibly raise up to $60 million, subject to limitations. These will allow us to be laser focused on the execution of the T2Bacteria launch and the advancement of key development opportunities. Subject to the limitations of each agreement and under law, shares can be sold at our option and we anticipate accessing the capital under these agreements opportunistically and judiciously. We are pleased to have these agreements in place as a potential source of additional financing.

The key features of these agreements follow:

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Through the ATM, we can opportunistically and at our option direct Canaccord to use commercially reasonable best efforts to sell our common stock at prevailing market rates and raise up to $30 million.

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Through the equity line of credit, at our option we can sell shares of our common stock each day at market rates and raise up to $30 million. Pricing is equal to the average of the lowest closing share price of 3 days during the past 10 consecutive business days. Our partner, Lincoln Park Capital, is obligated to purchase shares of our common stock when we choose to draw on the equity line of credit,—subject to a cap on the total number of shares equal to 20% of our outstanding common stock if the price we are selling share is at or below $1.52 per share.

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Both options, subject to the limitations of each agreement, are not commitments by the company to issue shares, which is consistent with our strategy of opportunistically accessing capital on attractive terms based on market conditions.

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Both facilities enjoy low fees and simple capital structures relative to other potential sources of financing and include only the sale of straight common stock without warrants or other yield enhancements.

Second quarter 2019 financial results:

Second quarter 2019 total revenues were $1.8 million compared to last year’s second quarter revenues of $3.9 million.

Product revenues, primarily T2Candida Panel, T2Bacteria Panel and T2Dx Instrument sales, were $1.3 million, 8% higher than last year’s second quarter product revenues of $1.2 million and were driven by growing T2Bacteria Panel, T2Candida Panel and T2Dx Instrument sales. T2Bacteria Panel sales are ramping up and we are pleased to report that revenue increased over 80% from the first quarter of this year. We delivered 12 new system contracts in the second quarter of 2019 and 23 in the first half of 2019.

Research and grant contribution revenues were $0.5 million compared to $2.7 million in last year’s second quarter.

Costs and expenses, excluding costs of product revenue, were $10.8 million, compared to $11.4 million in last year’s second quarter and were at the low end of guidance. Total costs and expenses include depreciation and non-cash stock compensation of $2.0 million in the second quarter compared to $4.5 million in last year’s second quarter, a decrease primarily due to last year’s vesting of performance-based RSUs.

Operating margins were a loss of $13.8 million, compared to a loss of $10.9 million in last year’s second quarter.

Net interest expense and other income was $1.9 million compared to $1.4 million in last year’s second quarter.

Our net loss was $15.6 million, ($0.35) per share, compared to a net loss in last year’s second quarter of $12.3 million, ($0.32) per share. Weighted average shares outstanding were 44.4 million compared to 38.3 million in last year’s second quarter.

2019 Outlook:

The following forward-looking statements reflect estimates based on information as of July 30, 2019 and are subject to uncertainty.

For the full year 2019, we are revising our financial guidance as follows:

For the full year 2019, total revenue is expected to be $8.7 million to $9.6 million and we expect product revenues in the range of $5.7 million to $6.1 million. This considers lower than previously anticipated T2Bacteria system placements, partially offset by continued growth with T2Bacteria customers that are online, T2Candida and growth in our international business. Research and grant contribution revenues for the full year are expected to be in the range of $3.0 to $3.5 million, contingent on a possible research collaboration. As John noted, we have a pending contract that is expected to close 3 months later than previously anticipated.

For the third quarter, we expect product revenue to be in the range of $1.4 million to $1.5 million.

For 2019 we expect to close 43 to 53 T2Dx Instrument placement contracts, or 20 to 30 contracts in the second half of the year, and 10 to 15 in the third and fourth quarters.

As you consider product revenue growth, please keep in mind the following guidelines that we have outlined on prior calls:

Historically, it took new instruments an average of 3 to 6 months to go live and begin patient testing. As John outlined today, for T2Bacteria this timing has extended beyond six months for many customers and is averaging closer to 9 months. During this period, the Company typically receives nominal revenue unless the instrument has been purchased by the hospital, which in the United States occurs about 15% of the time. International distributors typically purchase instruments at a 30% discount off the list price of $100,000 per instrument.

We expect a continuation of average sales prices of $150 per test for the T2Bacteria Panel and $200 per test for the T2Candida Panel. International distributors typically receive about a 30% discount per test panel.

We estimate that a single T2Dx Instrument is capable of running about 3,000 tests per year, but we expect average utilization to be in the 1,000 to 2,000 test range after testing ramps up over time. Therefore, we expect each T2Dx Instrument to generate an average of about $300,000 in annual revenue from the combination of T2Bacteria and T2Candida Panel testing when hospitals fully ramp up testing of patients. This is confirmed by our early experience with T2Bacteria customers that went live during the first half, as these customers are on track or ahead of expectations in terms of ramping to this run rate.

We expect to take actions to reduce our cash burn rate to under $8 million per quarter by the fourth quarter of this year, which will allow us to continue executing on our growth strategy while reducing expenses to be in-line with our updated revenue expectations. Operating expenses, excluding cost of product revenue and contingent on closing a research collaboration, are expected to be $10.5 million to $11.5 million in the third and fourth quarters of 2019 and $7.0 to $8.0 million absent the research collaboration in the fourth quarter. Total costs and expenses include non-cash depreciation and stock compensation of approximately $1.5 million per quarter. Non-cash stock compensation expenses may be impacted by the timing of performance-based RSU vesting.

Our cash and cash equivalents were $28.4 million at June 30, 2019, which we expect to take us through the second quarter 2020 without any additional capital from our ATM and equity credit line. We are currently compliant with the terms or our CRG debt facility. Our weighted average shares outstanding of 44.4 million may be impacted by stock option exercises and shares sold under the ATM and equity credit line.

Thank you and back to John McDonough for closing remarks.

John McDonough:

Thank you John. Before closing the call, I want to briefly address the leadership succession plan we announced in conjunction with our second quarter results. I am excited to report that I have been appointed Chairman of the company. After nearly 12 years serving as the founding CEO of T2 Biosystems, we will begin a process that will lead to a transition to a new CEO. I am delighted to move into this new role and I look forward to working with our Board – and ultimately a new CEO – through this process and beyond. We have created a breakthrough technology and in fact a new market with a whole new approach to diagnostics. We have received FDA clearance for three products, that we were told 10 years ago, was not possible. We have seen the benefits of these products on patient care in the United States and outside the United States and our commercialization efforts have just begun. At the same time, I have had the privilege to build the best management team I have ever worked with and a team that is totally committed to patient care. We are reshaping medicine as it relates to the treatment of sepsis. I have always believed that a CEO should transition at least after 10 years and for that and for personal reasons, this is the right time for me to transition the CEO role. I will be working closely with the Board as we begin the process to find the right person to lead the Company through our next phase of growth and I look forward to working with this person through a smooth transition while taking on this new role after he or she comes on board. We have just initiated a national search for a new CEO, and while it is difficult to predict the timeline of the succession, I plan to remain in my current position until a successor is identified and onboarded to ensure a seamless transition.

It is my firm belief and that of many industry luminaries, that the T2MR technology is one of the seminal breakthroughs in the identification of human pathogens and resistance markers directly from patient samples, and as such will be responsible for the sparing of countless lives over time. It has been my pleasure to have played this role in bringing it to market and establishing it as a new standard in rapid sepsis diagnostics.

I want to take a moment to thank all of my past and current T2 colleagues for their hard work and dedication to our mission, and I look forward to continue pursuing our goals as Chairman of our Board of Directors. I look forward to seeing you at upcoming conferences and meetings.

With that, we will now open the call for questions. Operator?